                                                                     Exhibit 5.1

                           FULBRIGHT & JAWORSKI L.L.P.
                                666 Fifth Avenue
                            New York, New York 10103


May 7, 2003

Zygo Corporation
Laurel Brook Road
Middlefield, Connecticut 06455

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Zygo Corporation, a Delaware corporation (the "Company"), relating to an aggregate of 1,500,000 shares of the Company's Common Stock, $0.10 par value ("Common Stock"), which may be issued under, or upon the exercise of options granted pursuant to, the Zygo Corporation 2002 Equity Incentive Plan (the "Plan").

As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Common Stock pursuant to the Plan, and the shares of Common Stock being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.


                                Very truly yours,

                                /s/ FULBRIGHT & JAWORSKI L.L.P.